Exhibit 99.2

FOR IMMEDIATE RELEASE

NEW RENT-A-CENTER OFFER TO EASE ACCESS TO SMARTPHONES,

DISPENSE WITH UPFRONT COSTS

PLANO, Texas – July 10, 2014 – With the launch of no-contract airtime plans, Rent-A-Center, Inc.  (NASDAQ/NGS:RCII), the nation’s largest rent-to-own operator, today announced its foray into the burgeoning smartphone business.

The move offers consumers nationwide one-stop shopping for a variety of leading, name-brand smartphones and no-contract plans, a rent-to-own industry first. It also breaks ground with its flexibility: Phones may be rented in connection with the immediate activation of a no-contract airtime plan, or without. A choice in the brand of airtime plans is offered, and customers may even opt to activate a plan for a phone not rented through Rent-A-Center. Additionally, airtime plans may be reloaded at Rent-A-Center stores, regardless of one’s cellular carrier.

Launched this week, the smartphone rollout across Rent-A-Center’s 2800-plus stores is expected to be completed by month’s end and was spurred by the success of a pilot program launched last summer.

Boasting the latest Samsung Galaxy smartphones including Galaxy S® III, Galaxy S® 4, Galaxy S® 5, Galaxy Note® II, Galaxy Note® 3 and Galaxy S® Relay at launch, Rent-A-Center will offer a choice of leading wireless-service providers including NET10 Wireless, SIMPLE Mobile and Telcel America.

The offer is expected to appeal to cash- and credit-strapped consumers put off by the high upfront cost of acquiring a smartphone.

Competitively priced and sans credit check, deposit and long-term contract, the Rent-A-Center offer distinguishes itself from standard smartphone and airtime plans.  It also compares favorably to traditional no-contract plans since the cash outlay to acquire a smartphone through a rent-to-own agreement is minimal, customers need not purchase a new phone in order to upgrade; and warranty and service are included at no additional cost.

“There’s already a pronounced appetite for smartphones and no-contract airtime plans,” said Rent-A-Center CEO Robert Davis. “By heightening flexibility and choices while lessening a consumer’s initial cash outlay, we believe we have meaningfully enhanced this product.”

Rent-A-Center, Inc., headquartered in Plano, Texas, is the largest rent-to-own operator in North America, focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable goods such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 3,030 stores in the United States, Canada, Mexico and Puerto Rico, and approximately 1,360 AcceptanceNOW kiosk locations in the United States and Puerto Rico. Rent-A-Center Franchising International, Inc. (previously ColorTyme, Inc.), a wholly owned subsidiary of the Company, is a franchisor of approximately 180 rent-to-own stores operating under the trade name of “Rent-A-Center,” “ColorTyme,” or “RimTyme.” For additional information about the Company, please visit www.rentacenter.com.

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Media Contact:

Xavier Dominicis

Phone: 972.801.1988

Cell:  214.708.7980

email: Xavier.Dominicis@Rentacenter.com